Exhibit 10.78
EMPLOYMENT LETTER AGREEMENT
AMENDMENT
          BearingPoint, Inc. (the “Company”) and David Hunter (“Executive”) previously entered into an Employment Letter Agreement effective as of March 13, 2008 (the “Agreement”). Pursuant to Section 6 of the Agreement, the Company is required to reform the Agreement if any provision of the Agreement would cause Executive to incur any additional tax or interest under Section 409A of the Internal Revenue Code of 1986. Having deemed that it is in the best interest of the Company and Executive to provide that the benefits provided under the Agreements shall satisfy the requirements of Section 409A, the Company hereby amends the Agreement as follows:
1.	The section of the Agreement entitled “Payments Upon Termination” is amended by adding the following immediately before the last sentence:
You must return the executed Release Agreement to the Company no earlier than the date of your termination of employment with the Company and no later than the thirtieth day following your termination of employment. You will have a period of seven days from the date on which the executed Release Agreement is timely returned to the Company (the “Revocation Period”) during which you may revoke the Release Agreement by the timely delivery of a written notice of such revocation to the Company. If you do not revoke the Release Agreement, the Company will make any required severance payments within 45 days of your termination of employment, but in any event, no later than March 15 of the year following the date of your termination of employment.
2.	The section of the Agreement entitled “Payments Upon Termination by the Company (other than Summary Termination)” is amended by substituting the following:
Additional Payments Upon Termination by the Company (other than Summary Termination). Subject to the conditions described below, you may become entitled to receive an additional payment in the event of your termination by the Company (other than Summary Termination). Any additional payments shall be conditioned upon your execution of a full and binding unilateral release of all claims arising from or associated with your employment with the Company, which shall be prepared by, and in form and substance reasonably satisfactory to, the Company (the “Release Agreement”). You must return the executed Release Agreement to the Company no earlier than the date of your termination of employment with the Company and no later than the 30th day following your termination of employment. You will have a period of seven days from the date on which the executed Release Agreement is timely returned to the Company (the “Revocation Period”) during which you may revoke the Release Agreement by the timely delivery of a written notice of such revocation to the Company. Contingent upon your execution and delivery of a Release Agreement and provided that you do not revoke the Release Agreement during the Revocation Period, the Company will make a cash payment of $1,500,000.00 USD on the 45th day following the date of your termination of employment. Any payments shall be subject to standard withholdings and deductions. This payment shall be in partial consideration for the 24-month Restraint Period and related Covenants set forth in your Managing Director Agreement. Any payments made pursuant to this section shall be made in lieu of any obligation to pay any amounts set forth in your Managing Director Agreement in the event of the termination of your employment by the Company.
IN WITNESS WHEREOF, this Amendment is executed this 28 day of December, 2008, but effective as of December 31, 2008.

BEARINGPOINT, INC.

By: Name:	/s/ Richard Martino Richard Martino
Title:	EVP, Global Human Resources

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